UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 20, 2009
CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-32663	86-0812139

(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
200 East Basse Road
San Antonio, TX 78209
(Address of Principal Executive Offices, Including Zip Code)
(210) 832-3700
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
EX-10.1
EX-10.2

ITEMS TO BE INCLUDED IN THIS REPORT
Item 1.01 Entry into a Material Definitive Agreement and Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On January 20, 2009, CC Media Holdings, Inc. (the “Company”), its wholly-owned subsidiary, Clear Channel Communications, Inc. (“Clear Channel”), and each of Mark P. Mays and Randall T. Mays entered into amendments to their respective employment agreements. The amendment to each employment agreement includes the following changes:
•	A decrease in base salary for 2009 to $500,000, and thereafter a minimum base salary of $1,000,000.

•	A change in the calculation of the annual performance bonus. Beginning in 2009, each of Mr. R. Mays and Mr. M. Mays will be entitled to receive an annual performance bonus of between $0 and $4,000,000 based on the percentage of target EBITDA that is achieved for the applicable year; under this calculation, achievement of 100% of target EBITDA would entitle Mr. R. Mays or Mr. M. Mays, as applicable, to a bonus of $2,000,000. Target EBITDA is determined by the compensation committee of the board of the Company in consultation with management.

•	A change in the amount of base salary to no less than $1,000,000 for purposes of determining the amount of severance payable to Mr. R. Mays or M. Mays if he is terminated by the Company without cause or if he resigns for good reason.
Complete copies of the amendments to the employment agreements are filed herewith as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference. The forgoing description of the terms of the amendments does not purport to be complete and is qualified in its entirety by reference to such exhibits.
          Our Chief Executive Officer, Mr. M. Mays, simultaneously serves as the Chief Executive Officer of our parent, Clear Channel, and our Chief Financial Officer, Mr. R. Mays, simultaneously serves as the President and Chief Financial Officer of Clear Channel. Messrs. M. and R. Mays are compensated by Clear Channel, and we reimburse Clear Channel for their services pursuant to a Corporate Services Agreement between us and Clear Channel Management Services, L.P.
Item 8.01 Other Events.
          The Company, the parent of Clear Channel and Clear Channel Outdoor Holdings, Inc. (the “Registrant”), announced today that it is undertaking a restructuring program targeting a reduction of fixed costs by approximately $350 million on an annualized basis. As part of the program, the Company has eliminated approximately 1,850 full-time positions representing approximately 9% of total workforce. The restructuring program will also include other actions, including elimination of overlapping functions and other cost savings initiatives. The program is expected to result in restructuring and other non-recurring charges of approximately $200 million, although additional costs may be incurred as the program evolves. The Company estimates that approximately 40% of the anticipated cost savings and related charges will be attributable to the Registrant. The cost savings initiatives are expected to be fully implemented by the end of the first quarter of 2010. No assurance can be given that the restructuring program will be successful or will achieve the anticipated cost savings in the timeframe expected or at all. In addition, the Company may modify or terminate the restructuring program in response to economic conditions or otherwise.
Cautionary Note Regarding Forward-Looking Statements
          This report contains forward-looking statements based on the Company’s current expectations. Those forward-looking statements include those related to anticipated results of the Company’s cost savings initiatives and related charges and all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this report are beyond the Company’s ability to control or predict. Neither the Registrant nor the Company undertakes any obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits

Exhibit No.	Description
10.1	Amendment to Amended and Restated Employment Agreement with Mark P. Mays, dated January 20, 2009

10.2	Amendment to Amended and Restated Employment Agreement with Randall T. Mays, dated January 20, 2009

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.
Date: January 21, 2009	By:	/s/ Herbert W. Hill, Jr.
Herbert W. Hill, Jr.
Senior Vice President/Chief Accounting Officer